Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

STRATUM HOLDINGS, INC.,

SB GROUP HOLDINGS, INC.

AND

 1607920 ALBERTA LTD.

Dated as of June 3, 2011

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE OF THE STOCK		6
2.1	TRANSFER OF STOCK BY SELLER	6
2.2	PURCHASE PRICE	7
2.3	PAYMENT OF PURCHASE PRICE	7
2.4	THE CLOSING	8
2.5	CLOSING DELIVERIES BY SELLER	8
2.6	CLOSING DELIVERIES BY PURCHASERS	10
2.7	AMALGAMATION OF THE CANADIAN PURCHASER WITH AND INTO DECCA LTD	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		10
3.1	ORGANIZATION AND QUALIFICATION OF EACH COMPANY	10
3.2	CAPITALIZATION	11
3.3	STOCK OWNERSHIP BY SELLER	12
3.4	AUTHORIZATION; ENFORCEABILITY	12
3.5	NO CONFLICT; GOVERNMENTAL CONSENTS.	12
3.6	FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES.	12
3.7	LABOR MATTERS	13
3.8	ABSENCE OF CERTAIN CHANGES OR EVENTS	13
3.9	TAXES	14
3.10	MATERIAL CONTRACTS	16
3.11	PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES.	17
3.12	CONDITION AND SUFFICIENCY OF TANGIBLE ASSETS	18
3.13	LICENSES, PERMITS AND AUTHORIZATIONS	18
3.14	INTELLECTUAL PROPERTY.	18
3.15	LITIGATION; COMPLIANCE WITH LAWS.	19
3.16	INSURANCE.	20
3.17	EMPLOYEE BENEFIT PLANS	20
3.18	TRANSACTIONS WITH AFFILIATES	21
3.19	NO BROKERS OR FINDERS	21
3.20	ACCURACY OF INFORMATION	21
3.21	RECEIVABLES	21
3.22	ENVIRONMENTAL	21
3.23	RESTRICTIONS ON BUSINESS ACTIVITIES	22
3.24	BANK ACCOUNTS	22
3.25	BOOKS AND RECORDS	22
3.26	CERTAIN PAYMENTS	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		23
4.1	ORGANIZATION AND AUTHORITY	23
4.2	NO CONFLICT; GOVERNMENTAL CONSENTS	23
4.3	NO BROKERS OR FINDERS	23
4.4	AUTHORIZATION; ENFORCEABILITY	23

ARTICLE V TAX MATTERS		24
5.1	LIABILITY FOR TRANSACTION TAXES	24
5.2	SECTION 338(H)(10) ELECTION	24

ARTICLE VI INDEMNIFICATION		24
6.1	OBLIGATIONS OF SELLER	24
6.2	OBLIGATIONS OF PURCHASER	25
6.3	PROCEDURE	25
6.4	SURVIVAL	26
6.5	NOTICE BY INDEMNIFYING PARTY	26
6.6	INDEMNITY THRESHOLD AND CAP	26
6.7	EXCLUSIVE REMEDY	27
6.8	SET-OFF	27
6.9	MITIGATION	27

ARTICLE VII I GENERAL		27
7.1	AMENDMENTS; WAIVERS	27
7.2	SCHEDULES; EXHIBITS; INTEGRATION	27
7.3	LAW	27
7.4	NO ASSIGNMENT	27
7.5	COUNTERPARTS	27
7.6	PUBLICITY AND REPORTS	27
7.7	PARTIES IN INTEREST	27
7.8	NOTICES	28
7.9	REMEDIES; WAIVER	29
7.10	ATTORNEY’S FEES	29
7.11	SEVERABILITY	29
7.12	ENTIRE AGREEMENT	30
7.13	ARBITRATION	30
7.14	SPECIFIED LITIGATION	30
7.15	EXPENSES	30
7.16	FURTHER ASSURANCES	30
7.17	COOPERATION WITH RESPECT TO TAX RETURNS	30

STOCK PURCHASE AGREEMENT

This  Stock Purchase Agreement is entered into as of June 3, 2011, by and among (i) SB Group Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “American Purchaser”); (ii) 1607920 Alberta Ltd., a corporation organized and existing under the laws of Alberta (the “Canadian Purchaser” and, together with the American Purchaser, the “Purchasers”), and (iii) STRATUM HOLDINGS, INC., a corporation organized and existing under the laws of the state of Nevada (“Seller”), and holder of 100% of the capital stock of each Company. Seller and Purchasers are each a “party” and together are “parties” to this Agreement.

R E C I T A L S

WHEREAS, as of the date hereof, Seller owns 100% of the Stock (as defined below) of Decca Consulting Ltd., a corporation organized and existing under the laws of Alberta, Canada (“Decca Ltd.”), and Decca Consulting, Inc. (“Decca Inc.”) a corporation organized and existing under the laws of Nevada (each a “Company”, and collectively, the “Companies”);

WHEREAS, Seller desires to sell, and Purchasers desire to buy, all of the Stock for the consideration described herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the sale of all of the Stock and also to prescribe various conditions to such sale.

A G R E EM E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound the parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a)           the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)           all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c)           all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)           pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Disclosure Schedules delivered pursuant to this Agreement, the following definitions shall apply:

“AAA Rules” has the meaning set forth in Section 7.13.

“Action” means any action, complaint, claim, charge, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any mediator, arbitrator or Governmental Entity.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Agreement” means this Stock Purchase Agreement, as amended or supplemented, together with all schedules attached or incorporated by reference.

“American Note” has the meaning set forth in Section 2.3(c).

“American Note Portion of the Purchase Price” has the meaning set forth in Section 2.3(c).

“American Receivables Note” has the meaning set forth in Section 2.3(b).

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assets” has the meaning set forth in Section 3.11(c).

“Benefit Plans” has the meaning set forth in Section 3.17.

“Business” means the business of each Company, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, anticipated revenues, prospects, liabilities and personnel.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Houston, Texas.

“Canadian Note” has the meaning set forth in Section 2.3(c).

“Canadian Note Portion of the Purchase Price” has the meaning set forth in Section 2.3(c).

“Canadian Receivables Note” has the meaning set forth in Section 2.3(b).

“Cash Portion of the Purchase Price” has the meaning set forth in Section 2.3(a).

“Claim” has the meaning set forth in Section 6.3.

“Claim Notice” has the meaning set forth in Section 6.3.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means the date of the Closing as set forth in Section 2.4.

“Company” and “Companies” have the meanings set forth on the Recitals to this Agreement.

“Company Financial Statements” means the unaudited consolidated balance sheet of the Companies as of December 31, 2010 (the “December 2010 Balance Sheet”) and the statement of income for each of the fiscal years ended December 31, 2009 and 2010.

“Consultant” or “Consultants” means any individual who is a consultant of either of the Companies immediately prior to the Closing Date.

“Consulting Agreement” has the meaning set forth in Section 2.5(k).

“Contract” means any agreement, contract, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Decca Inc.” has the meaning set forth on the Recitals to this Agreement.

“Decca Ltd.” has the meaning set forth on the Recitals to this Agreement.

“December 2010 Balance Sheet” has the meaning given in the definition of Company Financial Statements.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal, or state or provincial securities law.

“Environmental Defect” shall mean a condition with respect to the Assets that constitutes a violation of Environmental Law; provided that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds $5,000.

“Environmental Laws” means all applicable statutes, regulations, ordinances, by-laws, and codes and all international treaties and agreements, now in existence in the United States or Canada (whether federal, state,  provincial or municipal) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date of this Agreement.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, provincial, municipal or local, domestic or foreign.

“Indemnified Party” has the meaning set forth in Section 6.3.

“Indemnifying Party” has the meaning set forth in Section 6.3.

“Intellectual Property” has the meaning set forth in Section 3.14(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Purchaser” or “Known to the Purchaser” or any permutation thereof shall mean, with respect to either Purchaser, the actual knowledge (without investigation) of the Chief Executive Officer of Purchaser.

“Knowledge of Seller “ or “Known to the Seller” or any permutation thereof shall mean, with respect to Seller, the actual knowledge (without investigation) of Larry M. Wright, Chief Executive Officer of Seller, and D. Hughes Watler, Jr., Chief Financial Officer of Seller.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Leased Real Property” has the meaning set forth in Section 3.11(a).

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal (on a solicitor and client basis), accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Lowest Cost Response” shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise a result of such response) as compared to any other response that is consistent with Environmental Laws.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, liabilities, or results of operations of such Person in an amount individually or in the aggregate equal to or greater than $75,000; or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

“Material Contract” means any Contract deemed material by Section 3.10.

“Notes Portion of the Purchase Price” has the meaning set forth in Section 2.3(c).

“Notes” has the meaning set forth in Section 2.3(c).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, excluding any mortgage; and (iii) the Encumbrances listed on Schedule 3.11(d).

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Personal Property” has the meaning set forth in Section 3.11(a).

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the opening paragraph.

“Purchaser Indemnified Party” has the meaning set forth in Section 6.1.

“Purchaser Indemnifying Party” has the meaning set forth in Section 6.2.

“Receivables Notes” has the meaning set forth in Section 2.3(b).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“SEC” means the United States Securities and Exchange Commission.

“Section 338 Allocation Schedule” has the meaning set forth in Section 5.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” has the meaning set forth in Section 2.5(l).

“Seller” has the meaning set forth in the opening paragraph.

“Seller Indemnified Party” has the meaning set forth in Section 6.2.

“Specified Litigation” shall mean (i) the litigation identified as Cenovus Energy, Inc. v Roland Charest, Outsource Marketing Corp., Decca Consulting Ltd., Jared Charest, Voltage Wireline Inc., Richard Yurko, 900160 Alberta Ltd., Curtis Swain, Rock Losier, Bill McFadden and Daryl Jensen, Court File Number 1001-14045 in the Court of Queen's Bench of Alberta, and (ii) any similar litigation, claims or complaints, whether involving the same or other plaintiffs and whether involving the same or different defendants or any combination of the foregoing, whether filed in the same or different court, if involving claims similar to those alleged in the litigation identified in clause (i) or claims arising out of the facts alleged in the litigation identified in clause (i).

“Stock” means the issued and outstanding capital stock or shares of each of the Companies, as the case may be.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries; and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

“Tax” (and, with correlative meaning, “Taxes”) means:  (i) any federal, state, provincial, local or foreign income, gross receipts, windfall, profits, gains, capital, capital stock, production, recapture, land transfer, severance, property, production, sales, goods and services, harmonized sales, use, license, excise, franchise, employment, payroll, workers compensation, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all employment insurance, health insurance and government pension plan premiums or contributions, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group or otherwise through operation of Law, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax Indemnity Agreement.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, as amended.

“Tax Indemnity Agreement” means any written or unwritten agreement or arrangement pursuant to which the Company may be required to indemnify or reimburse another party for any liability relating to Taxes.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Companies.

“Threshold” has the meaning set forth in Section 6.6(a).

“Third Party Intellectual Rights” has the meaning set forth in Section 3.14(b).

“Working Capital” shall mean that amount, as of any measurement date, equal to the sum of cash in the Toronto Dominion bank accounts, account #’s 5235406 and 7335049 of the Companies which are listed on Schedule 3.24, plus Total Accounts Receivable, minus Total Accounts Payable.

ARTICLE II

PURCHASE AND SALE OF THE STOCK

2.1    Transfer of Stock by Seller

      Subject to the terms and conditions of this Agreement, Seller agrees to sell and transfer all of the Stock of Decca Ltd. and deliver the certificates evidencing all of the Stock of Decca Ltd. to the Canadian Purchaser at the Closing and the Canadian Purchaser will purchase all of the Stock of Decca Ltd. from Seller at the Closing.  The certificates will be properly endorsed for transfer to, or accompanied by duly executed stock powers in favor of the Canadian Purchaser and otherwise in a form acceptable for transfer on the books of Decca Ltd.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and transfer all of the Stock of Decca Inc. and deliver the certificates evidencing all of the Stock of Decca Inc. to the American Purchaser at the Closing, and  the American Purchaser will purchase all of the Stock of Decca Inc. from Seller at the Closing.  The certificates will be properly endorsed for transfer to, or accompanied by duly executed stock powers in favor of the American Purchaser and otherwise in a form acceptable for transfer on the books of Decca Inc.

2.2    Purchase Price

(a)           Subject to the terms and conditions of this Agreement, Purchasers, jointly and severally, agree to purchase and acquire all of the Stock from the Seller for an aggregate purchase price of U.S. $4,600,000.00 (the “Purchase Price”), subject to potential adjustment in accordance with Section 2.2(b), as follows: the American Purchaser shall purchase the Stock of Decca Inc. for $1,322,500.00 and the Canadian Purchaser shall purchase all of the Stock of Decca Ltd. For $3,277,500.00.

(b)           The Purchase Price will be adjusted, upward or downward, by an amount equal to the difference between the Working Capital of the consolidated Companies on the Closing Date (the “Closing Date Working Capital”), and the Working Capital of the consolidated Companies on April 30, 2011 (the “Measurement Date Working Capital”), as calculated from the consolidated balance sheet of the Companies, which balance sheet is attached hereto as Schedule 2.2(b).  For avoidance of doubt, the Working Capital of the consolidated Companies on April 30, 2011 was ($13,443), and was comprised of cash of ($155,751), Total Accounts Receivable of $2,510,578, and Total Accounts Payable of $2,368,270.

(c)           Within five (5) business days after the Closing Date, Purchasers will deliver to Seller a calculation of consolidated working capital of the Companies as of the Closing Date, prepared on a basis consistent with past practice of the Companies.  The amount of the purchase price adjustment, if any, will result in an adjustment to the balance of the Receivables Notes.

2.3   Payment of Purchase Price

   Subject to the terms and conditions of this Agreement, in reliance on the representations and warranties of Seller, and in consideration of the obligations of Seller herein, Purchasers will pay the Purchase Price for all of the Stock to Seller as follows:

(a)           (i) the American Purchaser shall pay the aggregate sum of U.S. $100,625.00 in cash to the Seller on the Closing Date and (ii) the Canadian Purchaser shall pay the aggregate sum of U.S. $249,375.00 in cash to the Seller on the Closing Date (collectively, the “Cash Portion of the Purchase Price”);

(b)           (i) the American Purchaser shall pay U.S. $690,000.00 to Seller by transferring the first U.S. $690,000.00 in collections of accounts receivable of Decca Inc. which occur on or after the Closing Date, and which shall be forwarded to Seller immediately after receipt by the American Purchaser or Decca Inc. via bank wire transfer.  This payment obligation shall be documented by a limited recourse secured promissory note made by the American Purchaser in the original principal amount of U.S. $690,000.00 in favor of Seller (the “American Receivables Note”), the American Receivables Note being in a form mutually acceptable to the American Purchaser and Seller, acting reasonably, and secured in accordance with the terms of the Security Agreement.  In the event there is an adjustment to the Purchase Price for the stock of Decca Inc.

in accordance with Section 2.2 hereof, such adjustment, upward or downward, shall be effected by increasing or decreasing the amount of the American Receivables Note by the amount of the adjustment to the Purchase Price, and (ii) the Canadian Purchaser shall pay U.S. $1,710,000.00 to Seller by transferring the first U.S. $1,710,000.00 in collections of accounts receivable of Decca Ltd. which occur on or after the Closing Date, and which shall be forwarded to Seller immediately after receipt by the Canadian Purchaser or Decca Ltd. via bank wire transfer.  This payment obligation shall be documented by a limited recourse secured promissory note made by the Canadian Purchaser in the original principal amount of U.S. $1,710,000.00 in favor of Seller (the “Canadian Receivables Note” and, together with the American Receivables Note, the “Receivables Notes”), the Canadian Receivables Note being in a form mutually acceptable to the Canadian Purchaser and Seller, acting reasonably, and secured in accordance with the terms of the Security Agreement.  In the event there is an adjustment to the Purchase Price for the stock of Decca Ltd. in accordance with Section 2.2 hereof, such adjustment, upward or downward, shall be effected by increasing or decreasing the amount of the Canadian Receivables Note by the amount of the adjustment to the Purchase Price.

(c)            (i) the American Purchaser shall pay U.S. $531,875.00 to Seller by issuing on the Closing Date a secured promissory note made by  the American Purchaser in the original principal amount of U.S. $531,875.00 (the “American Note”) in favor of Seller (the “American Note Portion of the Purchase Price”), the American Note being in a form mutually acceptable to  American Purchaser and Seller, acting reasonably, and  secured  in accordance with the terms of the Security Agreement, and (ii) the Canadian Purchaser shall pay U.S. $1,318,125.00 to Seller by issuing on the Closing Date a secured promissory note made by  the Canadian Purchaser in the original principal amount of U.S. $1,318,125.00 (the “Canadian Note” and, together with the American Note, the “Notes”) in favor of Seller (the “Canadian Note Portion of the Purchase Price”), the Canadian Note being in a form mutually acceptable to  Canadian Purchaser and Seller, acting reasonably, and  secured  in accordance with the terms of the Security Agreement.

2.4           The Closing

.  The closing of the transactions contemplated herein (the “Closing”) shall take place at 10:00 a.m. on the date of this Agreement (the “Closing Date”) at the offices of Haynes and Boone, LLP, legal counsel to the Seller, located at 1221 McKinney Street, Suite 2100, Houston, Texas 77010, unless another date, time or place is agreed to by the parties hereto.  The Closing may, with the consent of all parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail with originals to follow by overnight mail service or courier.

2.5    Closing Deliveries by Seller

      At the Closing, against delivery of, among other things, the Purchase Price, Seller shall deliver or cause to be delivered to Purchaser:

(a) stock certificates evidencing all of the Stock duly endorsed in blank, or accompanied by stock powers duly executed in blank, in a form satisfactory to Purchaser;

(b) each in form and substance satisfactory to Purchaser, all Approvals of all Governmental Entities and officials which are necessary for the consummation of the transactions contemplated by this Agreement and all third party consents and estoppel certificates identified on Schedule 3.5;

(c) all minute books, seals and other records of the Companies;

(d) certificate of status issued by the Alberta Corporate Registry, dated not more than five (5) days prior to the Closing Date, attesting to the incorporation and good standing of Decca Ltd.  as a corporation in its jurisdiction of incorporation; and certificate of status issued by the

Nevada Corporate Registry, dated not more than one (1) day prior to the Closing Date, attesting to the incorporation and good standing of Decca Inc. as a corporation in its jurisdiction of incorporation;

(e) copies, certified by the Secretary or Assistant Secretary of the Companies as of the Closing Date, of the Articles of Incorporation of Decca Inc., and all amendments thereto, and the Articles of Amalgamation of Decca Ltd., and all amendments thereto, each of which are provided on Schedule 2.5(e);

(f) copies, certified the by Secretary or Assistant Secretary of the Company as of the Closing Date, of the Bylaws of Decca Inc., and all amendments thereto, which are provided on Schedule 2.5(f);

(g) any Permits necessary to the operations of the Business amended to adequately reflect any change of control or other amendment necessary to reflect the sale of all of the Stock;

(h) a duly executed resignation of each director and officer of each Company which will not continue as an officer or director subsequent to the Closing Date;

(i) a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Seller, of the resolutions of the Board of Directors of Seller authorizing Seller’s execution, delivery and performance of this Agreement, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(j) the consents of any Person required for the consummation by the Seller, and the Companies of the transactions contemplated hereby;

(k) Consulting, Confidentiality and Non-Solicitation Agreements (i) by and among Dave Hunter, Dave Hunter Resources Inc. and each of the Companies and (ii) by and among Barry Ahearn, 383210 Alberta Ltd. and each of the Companies, each in a form mutually acceptable to the to the parties thereto acting reasonably (the “Consulting Agreements”);

(l) a  Pledge and Security Agreement by and among Seller and Purchasers granting a security interest in the stock of the Companies to Seller until the payment in full of the Notes and the Receivables Notes, in a form mutually acceptable to Purchasers and Seller, acting reasonably (the “Security Agreement”), duly executed by Seller;

(m) evidence of the discharge of any Encumbrances with respect to the Assets or the Stock;

(n) evidence of the disposition of the shares of Molopo Australia Limited by Decca Ltd.; and

(o) Non Competition Agreement by and between Larry M. Wright and the Canadian Purchaser in a form mutually acceptable to the parties thereto acting reasonably.

2.6           Closing Deliveries by Purchasers

      At the Closing, against delivery of, among other things, stock certificate(s) representing all of the Stock, Purchasers shall deliver to Seller:

(a)           the Cash Portion of the Purchase Price by wire transfer in immediately available funds to the bank account designated by Seller;

(b)           the American Note, duly executed by the American Purchaser, evidencing the American Note Portion of the Purchase Price;

(c)           the Canadian Note, duly executed by the Canadian Purchaser, evidencing the Canadian Note Portion of the Purchase Price;

(d)           the American Receivables Note, duly executed by the American Purchaser;

(e)           the Canadian Receivables Note, duly executed by the Canadian Purchaser;

(f)           a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of each Purchaser, of resolutions of the Board of Directors of such Purchaser authorizing such Purchaser’s execution, delivery and performance of this Agreement, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(g)           the Security Agreement, duly executed by Purchasers; and

(h)           the Consulting Agreements.

2.7           Amalgamation of the Canadian Purchaser with and into Decca Ltd

      Immediately following the Closing, the Canadian Purchaser will amalgamate with and into Decca Ltd., and as a result of such amalgamation the obligations of the Canadian Purchaser under this Agreement for (i) the payment of all amounts due under the Canadian Note and the Canadian Receivables Note, and (ii) its satisfaction of all of its other obligations under this Agreement, in each case will transfer to Decca Ltd. by operation of law.  As of the effective time of such amalgamation, Decca Ltd. will be a Subsidiary of the American Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF  SELLER

 Seller represents and warrants to Purchasers as follows:

3.1   Organization and Qualification of each Company.

(a) Decca Ltd. is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta.  Decca Ltd. has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducting.  Decca Ltd. is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary.  Schedule 3.1(a) correctly lists with respect to Decca Ltd. its jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as an extra-provincial or a foreign corporation, and its directors and executive officers. Seller has delivered to the

(b) Canadian Purchaser complete and correct copies of the articles and bylaws of Decca Ltd. as now in effect.  No proceedings have been taken or authorized by Decca Ltd., the Seller or, to the best of the Seller’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Decca Ltd. or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to Decca Ltd.

(c)  Decca Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada.  Decca Inc. has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducting.  Decca Inc. is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary.  Schedule 3.1(b) correctly lists with respect to the Decca Inc. its jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as an extra-provincial or a foreign corporation, and its directors and executive officers. Seller has delivered to American Purchaser complete and correct copies of the articles and bylaws of Decca Inc. as now in effect.  No proceedings have been taken or authorized by Decca Inc., the Seller or, to the best of the Seller’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Decca Ltd. or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to Decca Inc.

(d) Each Company owns all assets and rights necessary to conduct the Business of the Company as presently conducted.  Each Company has no Subsidiaries.  Schedule 3.1(c) correctly lists all capital stock, partnership interests, membership interests or other ownership interests that each Company owns in any Person and all joint ventures that each Company is a party to.

3.2   Capitalization

(a) Decca Ltd. is authorized to issue an unlimited number of Common Shares.  As of the date hereof, two hundred (200) Common Shares of Decca Ltd. are issued and outstanding, and the registered owner of such Common Shares is Stratum Holdings, Inc.

(b) Decca Inc. is authorized to issue 75,000 shares of voting Common Stock, and no other class of stock shall be authorized.  As of the date hereof, one (1) share of Common Stock of Decca Inc. is issued and outstanding and the registered owner of such share of Common Stock is Stratum Holdings, Inc.

(c)  There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from Seller or  either Company, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of either Company, including, but not limited to the shares of Stock; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests.  Except for each Company’s obligations hereunder, there are no outstanding contractual obligations or plans of Seller or the Companies to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of either Company, including, but not limited to the all of the shares of Stock.  Neither Company owns nor is party to any contract, agreement or understanding to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.3           Stock Ownership by Seller

      Seller has good and marketable title to, and sole record and beneficial ownership of the Stock and the shares of Stock are free and clear of any and all covenants, conditions, marital property rights or other Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, Purchaser will own all the issued and outstanding capital stock of each Company free and clear of all Encumbrances, and such capital stock will be fully paid and nonassessable.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Stock, except for customary legends with respect to transfer restrictions under the laws of the Province of Alberta.

3.4           Authorization; Enforceability

.The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.5           No Conflict; Governmental Consents.

(a)          The execution, delivery and performance of this Agreement by Seller does not and will not (i) violate, conflict with or result in the breach of any provision of the articles or bylaws of each Company or Seller; (ii) to the Knowledge of Seller, conflict with or violate in any material respect any Law or Order applicable to either the Seller or either Company; or (iii) except as set forth in Schedule 3.5, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of Stock or on any of the assets or properties of Seller or either of the Companies pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which Seller or either of the Companies is a party or by which any of the Stock or any of such assets or properties is bound or affected.

(b)          The execution, delivery and performance of this Agreement by Seller does not and will not require any Approval or Order of any Governmental Entity.

3.6           Financial Statements and Undisclosed Liabilities.

(a)           Seller has delivered to Purchasers true, correct and complete copies of the Company’s Financial Statements (which have been prepared on a consolidated basis).  The Companies’ Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (except that such Company Financial Statements may not include footnotes which may be required by generally accepted accounting principles and may be subject to normal year-end adjustments).  Such statements of operations and cash flow present fairly in all material respects the results of operations and cash flows of the Companies for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Company as of their respective dates.  Schedule 3.6(a) contains true, correct and complete copies of the Company Financial Statements and, since December 31, 2010, there has been no change in any of the significant accounting policies, practices or procedures of either Company.

(b)          Each Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against the December 31, 2010 Balance Sheet [include stub financials through April 30, 3011, current liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2010 and liabilities that would not be reasonably expected to result in a Material Adverse Effect on the Companies.

(d)          Since December 31, 2010, there has not been any change which would be a Material Adverse Effect in the business, operations, properties, prospects, assets, or condition of either Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

3.7           Labor Matters

.Neither the Companies nor any Affiliate of the Companies has any common-law employees, nor have they had any common-law employees since the date of its incorporation.  Schedule 3.7 contains a list of all of the names of the consultants or other contingent workers engaged by the Companies and a description of the services they provide for the Companies.  The Companies have not entered into any collective bargaining agreements.  With respect to each Company, there are no presently pending, or to the Knowledge of Seller, threatened (x) arbitration proceedings, labor strikes, slowdowns or stoppages, grievances or other labor disputes; (y) actions related to an alleged material violation pertaining to labor relations or employment matters, including but not limited to claims for unpaid wages or penalties, discrimination, harassment, or retaliation, or wrongful discharge in violation of public policy; or (z) any scheduled vote or application for certification of a collective bargaining agent or, to the Knowledge of any of Seller, any organizing campaign.  The Companies are not delinquent in any material respect in payments to any of its consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such consultants.  There are no pending claims against the Companies under any workers’ compensation plan or policy or for long term disability.  To the Knowledge of Seller, no consultant of the Companies is in any material respect in violation of any term of any consulting contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former consultant relating to the right of any such consultant to be hired by the Companies because of the nature of the business conducted by it or to the use of trade secrets or proprietary information of others.

3.8           Absence of Certain Changes or Events

.Except as set forth in Schedule 3.8 (with subsection references corresponding to those set forth below), since December 31, 2010, the Companies have operated the Business only in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, since December 31, 2010, except as described on Schedule 3.8, there has not been:

(a)           any change in either Company’s authorized or issued capital stock;

(b)           any amendment to either Company’s articles or bylaws;

(c)           the occurrence of any event that might reasonably be deemed to have a Material Adverse Effect on either Company;

(d)           to the Knowledge of Seller, any damage, destruction or loss, whether covered by insurance or not, adversely affecting each Company’s properties or businesses which might reasonably be expected to result in a Material Adverse Effect on either Company;

(e)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to, or the incurrence of any obligation to repurchase, any shares of any class of capital stock of either Company;

(f)           any entry into a consulting, employment or severance agreement or any understanding for payments to any consultant, employee or former consultant or employee of either Company which might reasonably be expected to result in a Material Adverse Effect on either Company;

(g)           any material increase in compensation or benefits expense to either Company, any increase in the compensation or other benefits payable or to become payable by either Company to its directors, officers, consultants or employees or any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of its directors, officers, consultants or employees, other than the items disclosed on Schedule 3.8;

(h)           any entry into any commitment or transaction material to either Company (including but not limited to, any borrowing, sale, lease or other disposition of an asset or group of assets with an original cost in excess of $75,000 in the aggregate or capital expenditure or group of capital expenditures in excess of $75,000 in the aggregate);

(i)           any entry into any transaction with any director, officer, shareholder or Affiliate of either Company that is either not in the ordinary course of business, or on terms less favorable to either Company than those that would have been obtained in a comparable transaction by either Company with an unrelated Person;

(j)           any cancellation or waiver of any claims or rights which might reasonably be expected to result in a Material Adverse Effect on either Company;

(k)           any material change in the Tax or accounting methods used by either Company;

(l)           to the Knowledge of the Seller, any cancellation, termination or amendment to any Material Contract; or

(m)           any agreement, whether oral or written, to do any of the foregoing.

3.9          Taxes

.Except as set forth in Schedule 3.9 (with subsection references corresponding to those set forth below):

(a)           Each Company has filed or caused to be filed with the appropriate Governmental Entity, within the times and in the manner prescribed by applicable Law, all federal, provincial, state, local and foreign Tax Returns which are required to be filed by or with respect to it.  The information contained in such Tax Returns is correct and complete in all respects and such Tax Returns reflect accurately all liability for Taxes of the Companies for the periods covered thereby;

(b)           The Companies have paid all Taxes which are due and payable within the time required by applicable Law, and have paid all assessments and reassessments it has received in respect of Taxes.  The Companies have made full and adequate provision in the Company Financial Statements as at and for the year ended December 31, 2010 for all Taxes which are not yet due and payable but which relate to periods ending on or before December 31, 2010.  The Company has not received any refund of Taxes to which it is not entitled;

(c)           To the Knowledge of Seller, no claim has ever been made by an authority in a jurisdiction where either Company does not file a Tax Return that either Company may be subject to taxation in that jurisdiction and no basis exists for any such claim.  There is no proposed assessment and no audit, claim, action, proceedings, examination, suit, investigation or similar proceeding pending, proposed or threatened with respect to Taxes of either Company and, to the Knowledge of Seller, no basis exists therefore;

(d)           There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from either Company which are expected to be outstanding as of the Closing Date;

(e)           All Tax Sharing Arrangements and Tax Indemnity Agreements relating to either Company (other than this Agreement) will terminate prior to the Closing Date and the Companies will not have any liability thereunder on or after the Closing Date;

(f)           There are no Encumbrances for Taxes upon the assets of the Companies except Encumbrances relating to current Taxes not yet due and payable;

(g)           No power of attorney granted by or with respect to the Companies relating to Taxes is currently in force;

(h)           All amounts which each Company is required by Law to withhold or to collect on account of Taxes have been duly withheld and collected, and have been remitted to the appropriate Governmental Entity within the time prescribed under applicable law.  To the Knowledge of Seller, each Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party;

(i)           The Companies have not prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods on or prior to the Closing Date);

(j)           No Tax rulings have been requested by the Companies;

(k)           The Companies do not have any income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., installment sale) or a change in accounting method occurring in or made for a period ending on or prior to the Closing Date which results in a deferred reporting on income from such transaction or from such change in accounting method. Seller has delivered to Purchasers (i) a schedule of the filing dates of all Tax Returns required to be filed by each Company, and (ii) a list of the countries, states, provinces, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by each Company.  The Companies have retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed, and (ii) the defense of all Tax audits involving taxable periods either ending on or during the six (6) years prior to the Closing Date or from which there are unutilized net operating losses, capital losses or investment tax credit carryovers;

 (l)           The Companies are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction.

3.10        Material Contracts

.  The following shall be deemed to be Material Contracts and identified on Schedule 3.10, and each such Contract was entered into in the ordinary course of business by each Company:

(a)           any Contract for the furnishing of services to or by each Company or otherwise related to the Business under the terms of which each Company (i) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar years ending December 31, 2010 and December 31, 2011, (ii) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such Contract or (iii) cannot be canceled by either Company without penalty or further payment and without more than thirty (30) days’ notice;

(b)           any Contract that represents a contract upon which the Business is substantially dependent or which is otherwise material to the Business;

(c)           any Contract that limits or restricts the ability of each Company to compete or otherwise to conduct its Business in any manner or place;

(d)           any Contract for the engagement, employment, severance or retention of any director, officer, agent, shareholder, consultant or advisor or any other Contract with any director, officer, agent, shareholder, consultant or advisor that does not provide for termination at will by each Company without further cost or liability to either Company as of or at any time after the date of this Agreement;

(e)           any Contract in the nature of a profit sharing, bonus, stock option, stock purchase, pension, deferred compensation or retirement, severance, hospitalization, insurance or other plan or contract providing benefits to any Person or former director, officer, employee, agent, shareholder, consultant or advisor or such Persons’ dependents, beneficiaries or heirs;

(f)           any Contract in an amount exceeding $25,000 or with a value exceeding $25,000 in the nature of an indenture, mortgage, promissory note, loan or credit agreement or other Contract relating to the borrowing of money or a line of credit by or from each Company or to the direct or indirect guaranty or assumption by each Company of obligations of others;

(g)           any Contract for capital expenditures in an amount exceeding $25,000 in any individual case or in the aggregate;

(h)           any Contract that is a joint venture, partnership, or other agreement (however named) involving a sharing of profits, losses, costs, or liabilities involving an amount exceeding $25,000 individually or in the aggregate;

(i)           any Contracts that are leases, rental or occupancy agreements, licenses, installments and conditional sale agreements, and other agreements affecting the ownership of,

leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one (1) year), including but not limited to the lease agreements for the Lease Real Property;

(j)           any Contracts that are licensing agreements or other agreements with respect to patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(k)          any Contracts in an amount exceeding or with a value exceeding $75,000 to which either Company is a party with any Governmental Entity;

(l)           any Contracts between or among either Company and Seller or a Shareholder of Seller or any other person not dealing at arms' length with the Companies;

(m)         any Contract that was not made in the ordinary course of business, including agreements with:

(i)           consequential or liquidated damages or other indemnity provisions that are not based upon either Company’s negligence in the performance of its services;

(ii)           fitness for purpose warranties or process, efficacy or similar guarantees;

(iii)           lump sum turnkey, or similar contract risks or arrangements; or

(iv)           provisions relating to the testing, discovery, removal, remediation or disposal of any Hazardous Substance.

True and complete copies of the Contracts appearing on Schedule 3.10, including all amendments and supplements, have been delivered or made available to Purchasers.  Each Material Contract is valid and legally binding and either Company has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued.  No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by either Company or, to the Knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur.  Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, either Company under any of those agreements to the extent such termination, modification, acceleration or augmentation could be reasonably expected to have a Material Adverse Effect on either Company.

3.11           Personal Property; Title to Property; Leases.

(a)           Neither Company owns real property.  Schedule 3.11 accurately identifies all real property leased by the Company (the “Leased Real Property”) and all personal property owned or leased by each Company (collectively, the “Personal Property”). Seller has delivered or made available to Purchasers copies of the lease agreements in the possession of Seller or each Company and relating to such Leased Real Property or the leased Personal Property by which each Company leased such Leased Real Property or leased Personal Property.

(b)           The Personal Property is free and clear of all Encumbrances.

(c)           Each Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Intellectual Property, the Leased Real Property and the Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Companies (all such properties and assets being the “Assets”).

(d)           The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business as it is currently conducted as of the date hereof.  The Assets are free and clear of all Encumbrances or other third party interests of any nature whatsoever, except (i) those set forth on Schedule 3.11(d) hereto and (ii) Permitted Encumbrances.

(e)           Immediately following the consummation of the transactions contemplated by this Agreement, each Company will continue to own, or lease, under valid and subsisting Contracts, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement, except for Permitted Encumbrances.  Immediately following the Closing, each Company shall own and possess all documents, books, records, agreements and financial data of any sort used by either Company in the conduct of the Business.

3.12        Condition and Sufficiency of Tangible Assets

.To the Knowledge of Seller, the buildings, plants, structures, and equipment of each Company are structurally sound, are in good operating condition and repair, except for ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  To the Knowledge of Seller, the building, plants, structures, and equipment of each Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.13        Licenses, Permits and Authorizations

.Each Company and, to the Knowledge of Seller, the Consultants hold all licenses, permits, franchises and other authorizations required by any Governmental Entity that are necessary for the Business as presently conducted or, in the case of such Consultants, to carry out their services for the Companies.  Such licenses, permits, franchises and other authorizations of each Company and, to the Knowledge of Seller, each Company’s Consultants are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. Seller knows of no threatened suspension, cancellation or invalidation of, or challenge to, any such license, permit, franchise or other authorization.

3.14           Intellectual Property.

(a)          To the Knowledge of Seller, each Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefore, trade secrets, and computer software programs or applications (collectively, the “Intellectual Property”) that is used in the Business as currently conducted.  Schedule 3.14 sets forth each item of Intellectual Property and lists the owners of all right, title and interest in and to any item of Intellectual Property not solely owned by either Company.  All requisite renewals and affidavits of use have been filed with respect to each of the registrations set forth in Schedule 3.14, and each is presently in full force and effect and each of the trade names and trademarks is valid, and is in good standing and active use and none has been abandoned.

(b)          To the Knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of either Company, or any third party patents, trademarks or copyrights, including software (collectively, the “Third Party Intellectual Property Rights”) to the extent licensed by or through either Company, by any third party.

(c)          To the Knowledge of Seller, neither Company is in breach of any license or other agreement relating to the Intellectual Property of the Company or any Third Party Intellectual Property Rights.

(d)          Within the last three (3) years,  neither of the Companies (i)  has been a party to, or to the Knowledge of Seller,  been notified or advised of, any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party.  To the Knowledge of Seller, the design, development, distribution, marketing, licensing or sale of products or services of each Company does not infringe on any patent, trademark, service mark or copyright of any third party.

(e)          Except where failure to do so would not have a Material Adverse Effect on either Company,  each Company has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Intellectual Property of the rights to such contributions that either Company does not already own by operation of law.

(f)          To the Knowledge of Seller, each Company has taken reasonable steps to protect its rights in its confidential information and trade secrets that reasonably require protection.

3.15        Litigation; Compliance with Laws.

(a)          Except as set forth on Schedule 3.15, there is no Action pending or, to the Knowledge of Seller, threatened against or affecting Seller, either Company, or any of their respective assets, and there is no basis Known to Seller for any such Action.

(b)          Except as disclosed on Schedule 3.15, neither Seller,  nor either of the Companies is (i) to the Knowledge of Seller, in violation of any applicable Law or (ii) subject to or in default with respect to any Order to which any of them, or any of their respective properties or assets (owned or used), is subject.  Each of the Companies has been in full compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets.

(c)          To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by either Company of, or a failure on the part of any of them, to comply with, any Law.

(d)          Except as provided in Schedule 3.15,  the Seller,  nor either Company has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or (ii) any actual, alleged, possible, or potential obligation on the part of either Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.16        Insurance.

(a)           Schedule 3.16 sets forth the following information with respect to each insurance policy under which each Company has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year:

(i)           the name, address and telephone number of the agent or broker;

(ii)           the name of the insurer and the names of the principal insured and each named insured; and

(iii)           the policy number, general description of coverage and the period of coverage.

Each Company has delivered or made available to the Purchasers copies of all such insurance policies.

(b)           Except as set forth in Schedule 3.16, there is no actual, pending, or, to the Knowledge of the Seller, threatened claims against either Company that would come within the scope of such coverage listed on Schedule 3.16, nor has any current carrier provided notice to either Company that it intends to terminate any policy or to deny coverage with respect to any claim.  There are no actual, pending or, to the Knowledge of the Seller, threatened claims against either Company that would not come within the scope of the insurance coverage of either Company listed in Schedule 3.16.

(c)           Each Company has maintained since inception and currently maintains (i) insurance on all of the Assets used in connection with the Business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection (subject to the deductible amounts and dollar limits of coverage) against all errors and omissions and other liabilities, claims, and risks, which it is customary and reasonable to insure with respect to the Business.  Each Company has not, within the past three (3) years, allowed any insurance policy to lapse for failure to renew or for any other reason.  Neither Company has failed to give any notice or present any claim under any insurance policy in due and timely fashion under the applicable insurance policy.

(d)            Seller has no Knowledge of (i) any proposed material increases in the premiums for insurance or for contributions for worker’s compensation or unemployment insurance applicable to either Company, (ii) any conditions or circumstances applicable to the Business as currently conducted that could reasonably be expected to result in such increase, or (iii) any material decrease in coverage or other policy benefits.

3.17        Employee Benefit Plans

.Neither of the Companies nor any Affiliate of either Company currently maintains, administers, or contributes to, nor has either Company or any Affiliate of either Company maintained, administered, or contributed to,  any employee benefit plans, any specified fringe benefit plans, or any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), or any trust, escrow or other agreement related thereto (collectively, “Benefit Plans”), nor does either Company have any liability, contingent or otherwise, with respect to any Benefit Plan.

3.18        Transactions with Affiliates

 To the Knowledge of Seller, except (i) for employment and benefit arrangements, (ii) arrangements on arm’s length terms in the ordinary course of business and (iii) agreements set forth on Schedule 3.18, no director, officer or Affiliate of either Company or, to the Knowledge of Seller, any Person with whom any such director, officer or Affiliate has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such director, officer or Affiliate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such Persons), has any interest in (a) any Contract with either Company or relating to the Business, including any Contract for or relating to indebtedness of either Company; or (b) any Assets, including Intellectual Property, the Leased Real Property and the Personal Property, used or currently intended to be used in, the Business.

3.19        No Brokers or Finders

.Except for Seller’s contract with Overture Advisors, LLC, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of Seller, either Company, or any of their respective Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.20        Accuracy of Information

      None of the information supplied in writing by or on behalf of Seller or either Company, to Purchasers or its Representatives in connection with the transactions contemplated in this Agreement, this Agreement or the negotiations leading up to this Agreement contain, or at the respective times such information was delivered, contained any untrue statement of a material fact, or omit or omitted to state any material fact required to be stated therein or necessary in order to make the statements in process therein not misleading.

3.21        Receivables

      All receivables of each Company, including “work in process” inventory and accrued and unbilled revenues, represent actual revenues invoiced or expected to be invoiced in the ordinary course of business, and are, or when invoiced, will be, fully collectible net of any reserves.  Seller has delivered to Purchasers a complete and accurate aging list of all receivables of each Company.  None of the receivables of either Company are subject to assignments, pledges, liens or other interests of third parties nor are they subject to any counterclaim or set-off, other than a security interest held by Century Services, Inc. as security for the performance of each Company’s obligations under its credit facilities.

3.22        Environmental.

(a)           Except as set forth in Schedule 3.22, to Seller’s Knowledge, the Assets and each Company are free of any Environmental Defects, except as would not reasonably be expected to have a Material Adverse Effect on either Company or the Assets.

(b)           With respect to the Assets, neither Company has entered into, or is subject to, any agreements, consents, orders, decrees, judgments or other directives of Governmental Entities in existence at this time based on any Environmental Laws.

(c)           Except as set forth in Schedule 3.22, neither Company has received notice, written or oral, from any Person of, and no investigation or written claim is pending regarding, any Release, disposal, event, condition, current or prior operations of any land, facility, asset or property currently or formerly owned or lease by either Company and alleging either (i) a violation of Environmental Law, including common law, (ii) obligations, including remediation or other liabilities under Environmental Law.

(d)           Except as set out in Schedule 3.22 the operation of the Business, the property and assets owned or used by the Companies and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws, (ii) the Companies have complied with all reporting and monitoring requirements under all Environmental Laws, and (iii) the Companies have at all times, used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and all licenses, permits or other authorizations granted to the Companies under Environmental Laws.

(e)           Except as set forth in Schedule 3.22, there has been no Release on or from the Assets or on or from any property currently or formerly owned, leased, or operated by the Companies of any Hazardous Materials in any substantial amount or concentration.

(f)           Except as set forth in Schedule 3.22, The Companies hold those licenses, permits, or other authorizations necessary under Environmental Laws to carry on operations connected with the Assets to the extent of and as currently conducted.

3.23        Restrictions on Business Activities

      There is no agreement, judgment, injunction, order or decree binding upon either Company that has, or could reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of the Business as presently conducted.

3.24        Bank Accounts

      Schedule 3.24 sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which either Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and sets forth the names of each Person holding powers of attorney or agency authority from either Company and a summary of the terms thereof.

3.25        Books and Records

      The books of account, minute books, stock record books, and other records of the Companies, all of which have been made available to the Purchasers, are complete and correct and have been maintained in accordance with applicable Law and sound business practice.  The minute books of the Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and the committees of the Boards of Directors of the Companies and no meetings of any stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the closing, all of those books and records will be in the possession of the Companies.

3.26        Certain Payments

      Since March 2, 2007, none of the Companies or any director, officer, agent or employee of either of the Companies, or any other Person associated with or acting for or on behalf of either of the Companies, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of either of the Companies or any affiliate of either of the Companies, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records for the Companies.  None of the Business of Decca Ltd. constitutes a “cultural business” as defined in section 14.1(6) of the Investment Canada Act and none of the Business of Decca Ltd. constitutes a specific type of business activity set out in Schedule IV to the Investment Canada Regulations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

 The Purchasers, jointly and severally, represent and warrant to Seller as follows:

4.1          Organization and Authority

      The American Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and the execution, delivery and performance of this Agreement by the American Purchaser and the consummation by the American Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the American Purchaser.  The Canadian Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Alberta and the execution, delivery and performance of this Agreement by the Canadian Purchaser and the consummation by the Canadian Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Canadian Purchaser.

4.2          No Conflict; Governmental Consents.

(a)          The execution, delivery and performance of this Agreement by  the Purchasers does not and will not (i) violate, conflict with or result in the breach of any provision of the articles or bylaws of either Purchaser, (ii) conflict with or violate in any material respect any Law or Order applicable to either Purchaser, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of either Purchaser pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other material contract, agreement, or instrument or arrangement to which either Purchaser is a party or by which any of their assets or properties is bound or affected, except for conflicts or violations which would not have a material adverse effect on the ability of either Purchaser to consummate the transactions contemplated by this Agreement.

(b)          The execution, delivery and performance of this Agreement by the Purchasers does not and will not require any Approval or Order of any Governmental Entity.

4.3          No Brokers or Finders

     No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of either Purchaser or their Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

4.4          Authorization; Enforceability

      The execution, delivery and performance of this Agreement by the Purchasers and the consummation by the Purchasers of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchasers.  This Agreement has been duly executed and delivered by the Purchasers and assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against each Purchaser in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.  The Canadian Purchaser is a “WTO investor” as that term is defined by the Investment Canada Act.

ARTICLE V

TAX MATTERS

5.1          Liability for Transaction Taxes

      Seller shall pay any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.  Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other party or parties to comply with the foregoing.  Notwithstanding the foregoing, Purchasers shall pay any goods and services taxes applicable to the purchase of the Stock by Purchasers hereunder.

5.2          Section 338(h)(10) Election

      The American Purchaser and Seller shall make, or shall cause to be made, an election under Section 338(h)(10) of the Code (and any similar elections under state, local or foreign Law) with respect to the transfer of the Stock of Decca Inc.  The American Purchaser and Seller shall report and treat, and shall cause their respective Affiliates to report and treat, the sale and purchase of the Stock of Decca Inc. as a sale of the assets and liabilities of Decca Inc.  The American Purchaser and Seller shall duly execute, or cause to be executed, any form (including IRS Form 8023) required for purposes of making such election, and such forms shall be delivered to the other party at or prior to the Closing.  The American Purchaser and Seller shall not make any inconsistent election under Section 338 of the Code or other similar state, local or foreign Tax Law, or file any inconsistent Tax Return.

Within sixty (60) days following the Closing Date, the American Purchaser shall prepare and deliver to Seller a schedule allocating the aggregate deemed sale price, as defined in Treasury Regulations Section 1.338-4 (or, if different, the sales price that is required to be used for purposes of any state, local or foreign Law), for the Stock of Decca Inc. among the assets of Decca Inc. (the “Section 338 Allocation Schedule”).  The American Purchaser and Seller shall, and shall cause their respective Affiliates to, file all federal, state, local and foreign Tax Returns in accordance with the Section 338 Allocation Schedule, unless otherwise required by applicable Law.

ARTICLE VI

INDEMNIFICATION

6.1          Obligations of Seller

      Seller agrees to indemnify and hold harmless the Purchasers, the Companies and their respective directors, officers, agents, managers, employees, representatives and Affiliates and their successors and assigns (each a “Purchaser Indemnified Party”) from and against any and all Losses of the Purchaser Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from:

(a)           the breach of any representation or warranty made by Seller contained in this Agreement;

(b)           the breach of any covenant or agreement by Seller contained in this Agreement;

(c)           the ownership of the Stock prior to the Closing Date;

(d)           the ownership, management or use of the Assets and the operation of the Business, all prior to the Closing Date;

(e)           any and all Taxes in respect of any taxation year or period ending on or prior to the Closing Date at such time as either Company or Purchasers receive an assessment or other form of recognized document assessing liability for such Taxes; and

(f)           any losses, including legal expenses, associated with litigation in existence prior to the Closing Date, including litigation set forth on Schedule 3.15.

6.2          Obligations of Purchaser

      Each of the Purchasers (“Purchaser Indemnifying Party”), jointly and severally, agrees to indemnify and hold harmless Seller and its respective directors, officers, agents, managers, employees, representatives and Affiliates and their successors and assigns (each a “Seller Indemnified Party”) from and against any and all Losses of the Seller Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from:

(a)            the breach of any representation or warranty made by the Purchasers contained in this Agreement;

(b)           the breach of any covenant or agreement by the Purchasers contained in this Agreement;

(c)           the ownership, management or use of the Assets and the operation of the Business, all as after the Closing Date, unless and to the extent that such Losses arise solely from any action or inaction of Seller or any of its Affiliates after the Closing Date; and/or

(d)           any Losses, including any punitive or special damages, as a result of or arising out of the Specified Litigation.

6.3          Procedure

      A Seller Indemnified Party or a Purchaser Indemnified Party (each, an “Indemnified Party”) shall give the Purchaser Indemnifying Party or the Seller Indemnifying Party (each, an “Indemnifying Party”), as applicable, notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a “Claim”), within sixty (60) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article  except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party  from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article X.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within five (5) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that (i) Indemnified Party must approve of the selection of legal counsel by Indemnifying Party, which approval shall not be unreasonably withheld or delayed and (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld so long as (a) there is no payment or other consideration required of the Indemnified Party and (b) such settlement does not require or otherwise involve any restrictions on the conduct of business by the Indemnified Party.

6.4          Survival.

           (a)           The representations and warranties of Seller  and  the Purchasers contained in this Agreement, including the Exhibits and the Disclosure Schedules to this Agreement, shall survive the Closing until the third (3rd) anniversary of the Closing Date; provided, however, that the representations and warranties in Section 3.2 (Capitalization), Section 3.3 (Stock Ownership by Seller), Section 3.4 (Authorization; Enforceability), Section 3.17 (Employee Benefit Plans), Section 3.21 (Receivables), and Section 3.22 (Environmental), shall survive the Closing indefinitely; provided further that the representations and warranties in Section 3.9 (Taxes), shall survive until sixty (60) days after the expiration of the statute of limitations period or periods legally applicable to them.  Neither the period of survival nor the liability of Seller or the Purchasers with respect to Seller’s or Purchasers’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of Purchasers or Seller.  An Indemnifying Party is not required to make any indemnification payment hereunder unless a Claim is initiated prior to expiration of the survival period set forth in this Section 6.4(a), except with respect to claims based on fraud committed by the Indemnifying Party.

(b)           Any matter as to which a Claim has been asserted by a Claim Notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VI,  notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

6.5          Notice by Indemnifying Party

      The Indemnifying Party agrees to notify the Indemnified Party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VI upon discovery or receipt of notice thereof (other than such claims from the Indemnified Party).

6.6          Indemnity Threshold and Cap.

           (a)            Seller shall not have any liability to any Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 6.1 until such time as the amount of all such liability shall collectively exceed $100,000.00 (the “Threshold”), whereupon the Losses exceeding the Threshold shall be payable by the Seller.  Also, in no event shall Seller’s aggregate liability to any Purchaser Indemnified Party under Section 6.1 exceed the original principal amount of the Notes (the “Seller Cap”); provided, however, that the Threshold and the Seller Cap shall not apply to (i) Claims based on fraud committed by the Seller, (ii) the matters referred to in Section 6.1(e) or (iii) a breach of any representation or warranty made by the Sellers in Sections 3.1, 3.2, 3.3, 3.4 or 3.5 of this Agreement, but Seller’s aggregate liability to any Purchaser Indemnified Party with respect to any of the matters referred to in clauses (i), (ii) or (iii) of this Section 6.6(a) shall not exceed the Purchase Price.

           (b)           The Purchasers shall not have any liability to any Seller Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 6.2, except with respect to Claims based on fraud committed by the Purchasers, until such time as the amount of all such liability shall collectively exceed the Threshold, whereupon the Losses exceeding the Threshold shall be payable by the Purchasers.  Also, in no event shall the Purchasers’ combined aggregate liability under Section 6.2 exceed any unpaid amounts owing under the Notes and the Receivables Notes.

6.7          Exclusive Remedy

      Other than rights to equitable relief or claims for fraud to the extent available under applicable Law, Seller and the Purchasers acknowledge and agree that the sole and exclusive remedy for any Losses arising from Claims described in Sections 6.1 and 6.2 shall be indemnification in accordance with this Article VI.

6.8          Set-Off

      Notwithstanding any other provision of this Agreement and without prejudice to and supplemental to any other rights or remedies which Purchasers may have under this Agreement, Purchasers may set-off against any amounts owing under the  Notes the amount of any Claims owed to Purchasers pursuant to this Article VI.

6.9          Mitigation

      Prior to the resolution of any Claim for indemnification under this Agreement, the Indemnified Party shall utilize all commercially reasonable efforts, consistent with normal past practices and policies and good commercial practice, to mitigate such Losses.  All indemnification or reimbursement payments required pursuant to this Agreement shall be made after all insurance benefits actually received by the Indemnified Party.

ARTICLE VIII

GENERAL

7.1          Amendments; Waivers

      Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

7.2          Schedules; Exhibits; Integration

      Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.  This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

7.3          Law

    This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York.

7.4          No Assignment

      Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of Seller or the Purchaser.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

7.5          Counterparts

    This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

7.6          Publicity and Reports

      The Seller and the Purchasers shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of all of Seller and Purchasers.

7.7          Parties in Interest

      This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

7.8          Notices

      Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or (c) mailed by certified mail, postage prepaid, return receipt requested as follows:

(a)         If to the Seller, addressed to:

Stratum Holdings, Inc.
Three Riverway, Suite 1590
Houston, Texas 77056
Attn: Chief Executive Officer
Telephone: (713) 479-7075
Facsimile: (713) 479-7080

With a copy to:

Haynes and Boone, LLP
One Houston Center
1221 McKinney Street, Suite 2100 Houston, Texas 77010 Attn: Bryce D. Linsenmayer, Esq. Telephone: (713) 547-2007 Facsimile: (713) 236-5540

(b)         If to the Purchasers, addressed to:

SB Group Holdings, Inc. 3820 State Street Santa Barbara, California 93105 Attn: Grant Haws Telephone: (805) 882-2200 Facsimile: (805) 898-7114

or to such other address or to such other person as either party shall have last designated by such notice to the other party.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 7.8 and an appropriate answerback is received, (ii) if given by mail, five (5) days after such communication is deposited in the mails by certified mail, return receipt requested, with postage prepaid and addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

7.9         Remedies; Waiver

      Subject to Section 6.7, to the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

7.10        Attorney’s Fees

      In the event of any Action by any party to enforce against another party a right or claim, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action (on a solicitor and client basis).  Attorney’s fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item.

7.11        Severability

      If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.  In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

7.12        Entire Agreement

      This Agreement constitutes and includes that entire agreement of the parties with reference to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.  No promise or representation of any kind has been made to any of the parties to this Agreement by any other party or parties to this Agreement or anyone acting for any of such parties, except as is expressly stated in this Agreement.

7.13        Arbitration

      Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of this Agreement (herein the “AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be selected pursuant to the AAA Rules and shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least fifteen (15) years, specializing in general commercial litigation or general corporate and commercial matters and (ii) who has both training and experience as an arbitrator and is generally available to serve as an arbitrator.  The arbitration shall be governed by the arbitration law of the Federal Arbitration Act and shall be held in Houston, Texas.

7.14        Specified Litigation

.  The Seller shall cooperate with the Purchasers in connection with defending and settling the Specified Litigation and shall exercise their commercially reasonable efforts to cause the Specified Litigation to be resolved, including by settlement, without a disruption to the business of the Companies.

7.15        Expenses

.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants.

7.16        Further Assurances

.  From time-to-time after the Closing Date, each party hereto shall at the request of any other party execute and deliver such conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Stock to Purchasers and to carry out the intent of this Agreement.

7.17        Cooperation With Respect to Tax Returns

.  Purchasers and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Companies as is reasonably necessary for the filing of any Tax Return to be consistent with this Agreement, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.

[SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first written above.

PURCHASERS:

SB GROUP HOLDINGS, INC.

By:     /s/  Robert Olson
  Name:  Robert Olson
  Title:  Secretary

1607920 ALBERTA LTD.

By:      /s/  Robert Olson
  Name:  Robert Olson
  Title:  Secretary

SELLER:

STRATUM HOLDINGS, INC.

By:     /s/  Larry M. Wright
  Name:  Larry M. Wright
  Title:  Chief Executive Officer

[Signature Page to Stock Purchase Agreement]